UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): August 20, 2012

Pershing Gold Corporation
(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 705-9357

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

On August 20, 2012, management of Pershing Gold Corporation (the “Company”, “we”, “us”, or “our”) determined that the unaudited consolidated financial statements for the three months ended March 31, 2012 included in its Quarterly Report on Form 10-Q for that period could no longer be relied upon.  This determination was made after a review of the proper accounting treatment as it relates to the Company’s uranium properties and claims (the “Uranium Properties”) which were disposed of through the assignment of the Company’s wholly-owned subsidiary, Continental Resources Acquisition Sub, Inc. (“Acquisition Sub”) on June 11, 2012 to American Strategic Minerals Corporation (“Amicor”) as a result of Amicor’s exercise of an option to purchase the Uranium Properties from the Company dated as of January 26, 2012 (the “Option”), as further described below.

We have determined that a restatement of our previously recorded values of our marketable securities – available for sale securities, deferred revenue, and other income in connection with the Option was required after a review of the proper accounting treatment. On January 26, 2012, the Company entered into an option agreement with Amicor whereby Amicor obtained the right to acquire the Uranium Properties held by the Company.  As consideration for the Option, the Company received 10 million shares of Amicor’s common stock and $1 million note. We originally recorded the 10 million shares of Amicor’s common stock at $0.50 per share based on the sales price of Amicor’s common stock in its most recent private placement resulting in a value of $5 million and was recorded as marketable securities- available for sale. We originally valued the total consideration received at $6 million which was equivalent to the $1,000,000 note (of which $930,000 has been collected) and the value of the 10 million shares of Amicor’s common stock at $5 million and were initially recorded as deferred revenue and was amortized under the term of the options agreement. As a result, we recognized $4,333,333 of other income during the first quarter of 2012 and deferred revenue of $1,666,667 as of March 31, 2012 pursuant to the terms of the Option.

However, management determined that such transaction should be accounted pursuant to ASC 845-10 “Nonmonetary Transactions” and related subtopics for an exchange of a nonmonetary asset for a noncontrolling ownership interest in a second entity. Since the Company received cash in the exchange of its nonmonetary assets and the cash received was greater than 25% of the fair value of the assets exchanged or sold, the transaction was considered a monetary exchange and full or partial gain recognition is required.  The fair value of the Uranium Properties exchanged approximates the Company’s carrying value which amounted to $0. In accordance with ASC 845-10, the Company recognized a gain from sale of uranium assets of $930,000 which represents the cash collected from the note as of March 31, 2012.  The Company has no actual or implied commitment, financial or otherwise, to support the operations of the new entity in any manner and the Company plans to liquidate its investment in Amicor. Consequently, the Company treated its investment in Amicor as a marketable securities- available for sale with an initial basis of zero.

Additionally, between February 2012 and March 2012, we sold 700,000 shares of Amicor’s common stock in private transactions at $0.50 per share and generated net proceeds of $323,000. We previously recognized a realized loss – available for sale securities of $27,000 in connection with this transaction. As a result of the restatement of the value of the marketable securities- available for sale securities discussed above, we have determined that a realized gain – available for sale securities of $323,000 shall be recognized which represents the net proceeds received from the sale of the 700,000 shares of Amicor’s common stock during the first quarter of 2012.

We anticipate the effects on our consolidated balance sheet, statement of operations, and statement of cashflows as of and for the period ended March 31, 2012 and such adjustment resulted in a decrease in our total assets of $4,650,000, decrease in deferred revenue of $1,596,667 as of March 31, 2012, and an increase in net loss of $3,053,333 for the three months ended March 31, 2012. The restatement adjustment is non-cash in nature. The Company is presently finalizing the restated consolidated financial statements and will file an amended Form10-Q for the period ended March 31, 2012 as soon as practicable.

Our Chief Financial Officer has discussed the matters disclosed in this filing with KBL, LLP, the Company’s independent registered public accounting firm.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2012

Pershing Gold Corporation

By:	/s/ Stephen Alfers
Stephen Alfers
President and Chief Executive Officer